Exhibit 10.20

STRATEGIC SUPPLIER ALLIANCE AGREEMENT–CONTRACT MANUFACTURING GE HEALTHCARE

PARTIES

GE Healthcare entity (“GEHC”) GE Healthcare Bio-Sciences AB Address Björkgatan 30, 751 84 Uppsala, Sweden Registration number 556108-1919	Other Party (the “Supplier”) Novozymes Biopharma Sweden AB Address St Lars väg 47, 220 09 Lund Registration number 556627-0830
AGREEMENT	GEHC REF: 132145

The Parties hereby agree that the following terms and conditions shall apply:

A.	Purpose

GEHC and the Supplier are entering into this Agreement for the outsourcing by GEHC of the manufacture of the Products by the Supplier and thereby replacing the Contract Manufacturing and Purchasing Agreement, dated Sep 1 2005, between the Parties as specified below.

Pursuant to above prerequisites and the terms and condition of this Agreement, the Supplier shall manufacture and sell to GEHC, and GEHC shall purchase from the Supplier the Products, defined in Attachment C (the “Products”) in such amounts as GEHC may order from time to time on the terms and conditions set out in the Agreement. GEHC shall pay the price of the Products specified in Attachment C (the “Prices”). The Parties have agreed to jointly perform technology transfer projects (“TT Programs”) enabling the Supplier to manufacture Recombinant Products Zäta and rPA as set forth in Attachment L below.

The Parties agree that the scope of the contract manufacturing services performed hereunder (including packaging and quality control) will be specified by Production Documents as defined below.

Effective 12 December 2008 GEHC has granted Supplier’s parent company a license to develop, manufacture, use, sell and have sold nPA (as defined herein), and hereunder to purchase chromatography media and receive working cell banks from GEHC for the practice of the license on the terms of the existing contract manufacturing agreement between GEHC and the Supplier. Said purchasing chromatography media and receiving working cell banks shall be governed by this Agreement, once effective.

B.	Documents

The following attachments are an integral part of this Agreement (the “Attachments”). The provisions of each Attachment shall be incorporated by reference into and deemed to be part of this Agreement. The order of precedence shall be as follows, unless otherwise agreed:

QUALITY & INTEGRITY TERMS

Attachment A – Supplier Quality Requirements

Attachment B – Supplier Integrity Statement

BUSINESS TERMS

Attachment C – Products, Prices, Specifications (if any),

Attachment D – Business Terms

Attachment D – Business Terms

Attachment I – GEHC initial 24 months rolling forecast starting from effective date

Attachment J – Media lead time schedule

GENERAL TERMS

Attachment E – General Terms and Conditions

TECHNICAL TERMS

Attachment F – GEHC Production know-how of the Recombinant Product

Attachment G – GEHC Production know-how Native Products

Attachment H – GEHC Production know-how Lego Products

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.

Attachment K – Production Documents generated by the Supplier

Attachment L – TT Programs

C.	Term

Effective Date: The date of the last of the below signatures

Agreement Term: This Agreement shall commence on the Effective Date and, subject to the rights of termination in clause 16 of Attachment E, shall continue up to 31st of December 2016. The Parties shall negotiate eighteen (18) months prior to the expiration of the Term to decide whether to renew this Agreement.

This Agreement has been duly executed by each of the Parties

Signed for and on behalf of GEHC		Signed for and on behalf of the Supplier

Date: June 30, 2011		Date: 2011 07 07

Signature	/s/ Magnus Lundgren	Signature	/s/ Mikael Bundgaard-Nielsen

Name (capitals)	Magnus Lundgren	Name (capitals)	Mikael Bundgaard-Nielsen

Title	Global Sourcing Executive	Title	Vice President

Signed for and on behalf of the Supplier
Date:

Signature

Name (capitals)

Title

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.

Attachment A

Purchased Material Quality Terms

SUPPLIER NAME:

Version No.:

The Parties are committed to quality in the performance of this Agreement. Accordingly, all Products shall conform to the Purchased Material Quality Requirements set forth below.

SECTION 1 – QUALITY SYSTEMS: The Supplier shall maintain a documented quality system, and the Supplier shall be in compliance with ISO9001 or equivalent. Key components of a robust quality system are properly implemented quality procedures for collection and processing defects (parts or services), appropriate statistical techniques to analyze defects and identifying opportunities for corrective and preventive actions, along with evidence of validation that actions are effective in eliminating and preventing further defects. Upon request from GE Healthcare, the Supplier shall provide documented corrective action plans to prevent future deviations from the specification within thirty (30) days from receiving a corrective action request from GE Healthcare.

To ensure products and services provided to GEHC the Supplier shall meet or exceed GEHC requirements, GEHC may audit the Supplier’s quality system at periodic intervals upon 30 days written advance notification, to inspect and observe the Supplier’s manufacture of Products, to audit the Supplier’s quality control and inspection procedures, and to have access to all data and documentation from such control of the Products and to receive samples and make such other investigations as GEHC deems necessary. The Supplier shall reserve the right for GEHC to perform such inspections on the premises of subcontractors engaged by the Supplier, such inspections to be scheduled by the Supplier following reasonable prior notice by GEHC and to be carried out jointly by representatives of both Parties and at the sole expense of GEHC. GEHC’s right of inspection under this head shall not diminish the Supplier’s obligation to deliver Products which comply with the specifications of this Agreement GEHC may also request periodic, joint quality assurance meetings at the Supplier’s facility to discuss and resolve product quality and reliability issues.

SECTION 2 – QUALITY RECORD RETENTION: If the Supplier is required to perform acceptance and release activities per GEHC written agreement or purchase specification, the Supplier shall maintain records of the acceptance and release activities for the services performed and/or products and services delivered to GEHC. These records may include as appropriate test/inspection criteria, revision level of documents/equipment/software used, operating procedures (planning, routing or traveler sheets), dates of test/inspection, and the results. The records required shall be retained at the Supplier and available for GEHC upon reasonable notice in advance, for at least ten (10) years from the date of manufacture and after 10 years retention at Supplier, the required records shall be submitted to GEHC with a written notice of 30 days, unless the Parties agree to extend the retention of the records at the Supplier or discord the record.

SECTION 3 – COMPLIANCE: The Supplier shall comply with the terms of the Purchase Order or purchase agreement with GE Healthcare (“Agreement”). The Supplier shall maintain compliance with any and all laws and government regulations that apply in the manufacturing and delivery of its products or services. Such laws may include, but are not limited to, regulations and directives, labor laws, environmental laws, Custom Trade Partnership Against Terrorism (CTPAT) and product safety laws. The Supplier shall provide GE Healthcare all information requested that is necessary to enable GE Healthcare to comply with the laws and regulations applicable to the GE Healthcare sale and use of GE Healthcare products. As per GE Healthcare purchase specifications or for OEM (Original Equipment Manufacturer! items, the Supplier shall maintain compliance to industry standards and product listings for all Products delivered to GE Healthcare.

SECTION 4 – CHANGE NOTIFICATION:

Product changes affecting specifications, quality, form, fit, function, regulatory compliance, etc. proposed by the Supplier are governed by Attachment E, Section 6.2 hereof Product changes affecting specifications, quality, form, fit, function, regulatory compliance, etc. proposed by GEHC are governed by the terms of Attachment E, Section 6.1 hereof.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.

SECTION 5 – SPECIFICATIONS: The Supplier is responsible to meet or exceed the part requirements and Specifications as referenced in the Agreement. The Supplier is accountable to ensure that delivered items meet the requirements of the revisions and/or versions specified on the applicable Agreement.

The Supplier shall ensure that GEHC documentation is controlled and distributed with the correct revision level to the appropriate personnel that produce the product for GEHC. The Supplier shall also ensure that all GEHC documentation is treated as proprietary and confidential, unless otherwise agreed.

For GEHC designed Products, the Supplier is responsible for ensuring that all applicable GEHC documentation is provided to all of the Supplier’s Sub-Suppliers involved in the supply of product for GEHC. The Supplier shall ensure that both they and their Sub-Suppliers that use GEHC engineering documentation are maintained in compliance with all accepted Engineering Change Requests/Engineering Change Orders issued by GEHC.

Supplier shall be responsible for the qualification of all new equipment, computer systems and facilities associated with the manufacture, storage or testing of the Products as required.

SECTION 6 – TRAINING:

Supplier shall ensure that all personnel performing the functions to support the critical systems outlined in this Agreement are trained according to Supplier’s internal procedures and processes.

SECTION 7 – SAMPLES

The Supplier shall retain sufficient samples from each of the Products to perform at least two (2) full retests of the agreed Specification for a period of one (1) year after the expiration of the Product Samples shall be stored at or lower than a temperature of minus 15°C and in standard containers. The Supplier shall advise GEHC before disposal of retained samples.

SECTION 8 – PACKAGING AND SHIPPING METHODS: The Supplier shall provide packaging and shipping methods to prevent cosmetic and mechanical damage to the Product. The Supplier shall meet or exceed the detailed specifications of the GEHC packaging requirements found in the Specification

SECTION 9 – ORDER OF PRECEDENCE: This attachment A shall be an addendum to the Strategic Supplier Alliance Agreement (SSAA) between Supplier and GEHC. Any conflict between this Attachment A and the other Attachments of the SSAA regarding the minimum material quality requirements shall be resolved pursuant to the terms of this Attachment A.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.

By signing below, you agree to the terms hereof and consent to meet all requirements that apply for any and all products and services provided to GE Healthcare.

AGREED TO AND ACCEPTED BY SUPPLIER

SIGNATURE:	/s/ Mikael Bundgaard-Nielsen

PRINTED NAME:	Mikael Bundgaard-Nielsen

TITLE:	Vice President

DATE:	2011 07.07

SUPPLIER NAME	Novozymes Biopharma Sweden AB

SIGNATURE:

PRINTED NAME:

TITLE:

DATE:

SUPPLIER NAME:

AGREED TO AND ACCEPTED BY THE GENERAL ELECTRIC COMPANY ON BEHALF OF ITS DIVISION, GE HEALTHCARE –

SIGNATURE:	/s/ Magnus Lundgren

PRINTED NAME:	Magnus Lundgren

TITLE:	Global Sourcing Executive

DATE:	Jun 30, 2011

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.

Attachment B

Supplier Integrity Statement

Supplier Integrity, Business Conduct, and Compliance Requirements

A.	Supplier agrees (a) to have appropriate policies and governance in place and shall use its best efforts in order to comply with all applicable legal, as well as GEHC policy communicated to the Supplier requirements (including those relating to labor, the environment, health and safety, wages, hours and conditions of employment, occupational safety, discrimination, sexual harassment, immigration, minority owned businesses, intellectual property rights and improper payments); (b) that Supplier is responsible for ensuring that Supplier’s employees, contractors, representatives and sub-suppliers understand and comply with the same legal and GEHC policy (as communicated to the Supplier) requirements; and (c) that the requirements referenced in (a) and (b) above include the following:

(1)	Code of Conduct. Maintain and enforce written company policies requiring high ethical conduct and strict adherence to lawful business practices, including a prohibition against bribery of government officials.

(2)	Labor Matters.

(i)	Employ only workers above the applicable minimum age requirement or the age of 16 whichever is higher.

(ii)	No use of forced, prison or indentured labor, workers subject to any form of compulsion or coercion, or labor in violation of minimum wage, hour of service, or overtime laws in the country of manufacture, and prohibit physical, sexual or psychological harassment or coercion.

(iii)	Allow workers to freely choose whether to organize or join associations for the purpose of collective bargaining as provided by local law.

(iv)	Assure that workers are hired, paid and otherwise subject to terms and conditions of employment based on their ability to do the job, not on the basis of their personal characteristics such as race, national origin, sex, religion, ethnicity, disability, maternity, age, and other characteristics protected by local law; provided, however, that the foregoing does not bar compliance with affirmative preferences that may be required by local law.

(3)	Environmental Compliance. Comply with all applicable environmental laws and regulations, including: (i) maintaining and enforcing required environmental management programs; (ii) establish and maintain safeguards for the continuing compliance with all required environmental permits: and (iii) not permitting any discharge to the environment in violation of law, or that would otherwise have on adverse impact on the environment.

(4)	Health & Safety. Provide workers with a safe workplace that complies with applicable health and safety standards as well as appropriate living conditions.

(5)	Improper Payments and Business Dealings. Not offer or provide, directly or indirectly, anything of value (including cash, illegal political contributions, bribes or kickbacks or other improper payments) to any GEHC employee, representative, customer, government official, or other third party in connection with any GEHC procurement, transaction or business dealing. Prohibitions include offering or providing (directly or indirectly): (i) any consulting, employment or similar position to any GEHC employee (or their family member or significant other) involved with a GEHC procurement: (ii) GEHC employees and representatives with any gifts, other than gifts of nominal value to commemorate or recognize a particular GEHC-supplier business transaction or activity: and/or (iii) GEHC employees and/or representatives with the opportunity to participate in any contest, game or promotion.

(6)	Business Entertainment of GEHC Employees and Representatives. Comply with the business entertainment (including travel and living] policies established and expressly communicated in writing by GEHC and which govern GEHC employees and representatives, including understanding those business entertainment policies of the applicable GEHC component or operation before offering or providing any GEHC employee or representative any form of business entertainment. Never offer to a GEHC employee or representative any form of business entertainment under circumstances that would create the appearance of on impropriety.

(7)	Collusive Conduct and GEHC Procurements. Establish and maintain policies and safeguards and use best efforts to comply with all applicable competition laws, including, but not limited to: (i) not engage in prohibited communications or enter into agreements with competitors that con affect competition; (ii) not share or exchange any price, cost or other competitive information, nor engage in any other collusive conduct with any other third party supplier or bidder to GEHC with respect to any proposed, pending or current GEHC procurement: and (iii) avoid even the appearance of improper conduct.

(8)	Intellectual & Other Property Rights. Respect the intellectual and other property rights of others, including GEHC’s. Only use GEHC information and property (including tools, drawings and specifications! for the purpose for which they are expressly provided and for no other purposes. Take all reasonable steps to safeguard and maintain the confidentiality of GEHC proprietary information, including maintaining it in confidence, only in secure work areas, and not disclose it to any third parties without the prior written permission of GEHC. Observe and respect all GEHC patents, trademarks, trade secrets, and copyrights, as well as comply with such restrictions or prohibitions on their use as GEHC may from time to time establish.

(9)

Export and International Trade Controls & Customs Matters. Establish and maintain policies and safeguards and use best efforts to comply with all applicable import and export control laws and regulations, including those of the United States, and not transfer GEHC technical information to any third party without the

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.

express prior written permission of GEHC. Without limitation to the foregoing: (i) Establish and maintain policies and safeguards and use best efforts to comply with all applicable export controls laws and regulations in the export or re-export of GEHC technical information, including any restrictions on access and use applicable to non-U.S. nationals; and (iii ensure that all invoices and any customs or similar documentation submitted to GEHC or governmental authorities in connection with transactions involving GEHC accurately describe the goods and services provided or delivered and the price thereof. Supplier will also obtain all applicable permits and licenses necessary to perform its obligations under this Agreement, and upon GEHC’s request, will provide GEHC with copies of such permits and licenses. Where Products contain United States components, Supplier will also provide GEHC with details of the United States content value as a percentage of the Product price upon GEHC’s request.

(10)	Privacy. With respect to data and personal information (including information of GEHC employees, its customers, suppliers, business partners, and patient health information handled and processed on behalf of its customers) (collectively, “PI”): (i) Establish and maintain policies and safeguards and use best efforts to comply with all applicable privacy and data protection laws globally, or generally acceptable privacy principles where comprehensive privacy laws are not available; (ii) Establish and maintain policies and safeguards and use best efforts to report any improper use or disclosure of PI, as well as successful security breaches, immediately upon becoming aware; (iii) Establish and maintain policies and safeguards and use best efforts to ensure that any employees, contractors, representatives and sub-suppliers to whom it provides PI and/or access to information systems, agree to the some restrictions and conditions set forth herein: (iv) facilitate audits by making its internal practices, books and records relating to the use and disclosure of PI available to GEHC and government agencies (including, the Secretary of the Department of Health and Human Services) for purposes of determining compliance with applicable laws, rules, and regulations; (v) when requested by GEHC, promptly return or destroy, as well as certify in writing to the return and destruction of, all PI and information in any form that allows access to GEHC information systems, and retain no copies of such PI and information: (vi) safeguard PI upon taking possession or exposure to employees and all third parties; and (vii) ensure that formal security management systems are employed that eliminates the risk of Pl-related security breaches; and (viii) notify GEHC in writing whenever PI will be exported from jurisdictions with data transfer restrictions, or transfer PI to countries without comprehensive data protections laws.

(11)	Money Laundering Prevention. Comply with all applicable anti-money laundering laws and regulations and any reasonable GEHC policies established for money laundering prevention communicated expressly in writing.

(12)	Prohibition of Use of Sub-Suppliers or Third Parties to Evade Requirements. Not use sub-suppliers or other third parties to illegally evade any applicable legal, including those enumerated above.

(13)	Security Measures. Supplier warrants and represents that it will review and if relevant seek to reasonably adopt industry standard security measures which are consistent with accepted programs including the US Customs-Trade Partnership Against Terrorism (“C-TPAT”), the European Union’s Authorized Economic Operator program and other similar programs where applicable…

(14)	Country of Origin. In accordance with and as required by applicable trade and customs laws. Supplier will mark each Product, as well as Product packaging, containers, labels, and invoices, with the country of origin for the Product. Supplier will also provide acceptable and auditable documentation that establishes the country of origin for all Products, including, without limitation and as applicable, certifications of origin for Products qualifying far EFTA/EU and other preferential duty provisions, as applicable.

(15)	Policy Changes. GEHC policy requirements, including those enumerated above, are subject to modification by GEHC at any time. Such modifications shall only apply with regard the Supplier upon communication in writing and provided the Supplier does not object to such modification, which objection shall be mode in writing within 30 days from receipt of the communication. Supplier agrees to contact its GEHC representative if Supplier has any questions about the foregoing and/or their application to particular circumstances.

B.	Products provided by Supplier may be subject to environmental, health and safety laws and regulations. As a result, Supplier agrees to the following without limitation:

(1)	Supplier agrees to comply with all applicable national, EU, state/provincial and local labor, environmental, health and safety laws and regulations in connection with execution of this Agreement.

(2)	Supplier will use all commercially reasonable efforts to establish and maintain an effective program to ensure that the activities of any suppliers it utilizes to provide any chemicals, substances, goods or services that will be incorporated into the Products supplied under this Agreement will be conducted in conformance with applicable law and regulation.

AGREED TO AND ACCEPTED BY SUPPLIER

BY:	/s/ Mikael Bundgaard-Nielsen	BY:

TITLE:	Vice President	TITLE:

DATE:	2011 07.07	DATE:

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.

SUPPLIER NAME:	Novozymes Biopharma Sweden AB

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.

Attachment C

Products, Prices and Specifications

Currency:	SEK

Revision date:	April 4th 2011

The reference to Products shall include the two recombinant Products, 1) Zäta with the GEHC article number 28-4048-76 and 2) rPA with the GEHC article number 28-9932-16 (“Recombinant Products) and the product, serum free Native Protein A, with the GEHC article number 30-6001-21 (“Native Product”) and the product Native Protein A (“Lego Product”). All three types of products; Recombinant Products, Native Product and Lego Product are covered by the term Product.

A.	RECOMBINANT PRODUCT:

Product Name	Zäta
GEHC Article number	28-4048-76
Supplier Article Number	6082-221

Unit size:

[*] Zäta per [*] meaning that the content per [*] shall be [*]. Each [*] shall be labeled with [*] Zäta. For remains achieved during filling the last [*] in each batch the actual quantity in [*] shall be stated on the label.

Price

SEK/[*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]
Zäta ([*] – [*])	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]
Zäta < [*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]

INCOTERMS: CIP GEHC Uppsala, but for any Purchase Order [*], the parties shall share equally the freight/insurance costs of such shipment subject to the transport invoice.

Lead time (PO):

[*]

Remaining shelf life upon delivery:

[*]

Level of Suppliers Safety Stock:

The safety stock will be [*] based on the average of the [*] of the at any time valid [*] rolling forecast distributed by GEHC and the [*] consumption by GEHC.

For the first year of Zäta supply, [*] safety stock level shall be based solely on the [*] rolling forecast.

Lead Times for Safety Stock Replenishment:

[*], the lead time for replenishment of purchased safety stock will be [*].

Shelf life

[*]

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.

B.	RECOMBINANT PRODUCT:

Product Name	rPA
GEHC Article number	28-9932-16
Supplier Article Number	6082-271

Unit size: [*] rPA per [*] meaning that the content per [*] shall be [*]. Each [*] shall be labeled with [*] rPA. For remains achieved during filling the last [*] in each batch the actual quantity in [*] shall be stated on the label.

Price:

SEK/[*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]
Zäta ([*] – [*])	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]
Zäta < [*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]

[*]

The above prices are based on the prerequisite that the total yield is around [*] starting from [*]. If the yield in the [*] is proven to be [*] higher or lower, the price shall be [*].

INCOTERMS: CIP GEHC Uppsala, but for any Purchase Order less than [*], the parties shall share equally the freight/insurance costs of such shipment subject to the transport invoice

Lead time IPO):

[*]

Remaining shelf life upon delivery:

[*]

Level of Suppliers Safety Stock:

The safety stock will be at least [*] based on the average of the [*] of the at any time valid [*] rolling forecast distributed by GEHC and [*] consumption by GEHC.

For the [*] rPA supply the [*] safety stock level shall be based solely on the [*] rolling forecast.

Shelf life:

[*]

Lead Times for Safety Stock Replenishment:

[*] the lead time for replenishment of purchased safety stock will be [*].

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.

C.	NATIVE PRODUCT:

Product Name	Serum free Native Protein A (nPA)
GEHC Article number	30-6001-21
Supplier Article Number	6082-220

Unit size: [*] nPA per [*] meaning that the content per [*] shall be [*]. Each [*] shall be labeled with [*] nPA. For remains achieved during filling the last [*] in each batch the actual quantity in [*] shall be stated on the label.

Price: The price on nPA will be [*].

INCOTERMS: CIP GEHC Uppsala, but for any Purchase Order less than [*], the parties shall share equally the freight/ insurance costs of such shipment subject to the transport invoice.

Lead time (PO)

[*]

Remaining shelf life upon delivery:

[*]

Level of Supplier’s Safety Stock:

The safety stock will be [*] based on the average of the [*] of the at any time valid [*] rolling forecast distributed by GEHC and the [*] consumption by GEHC

For [*] the safety stock level shall be [*].

Shelf life

[*]

Lead Times for Safety Stock Replenishment:

[*], the lead time for replenishment of purchase safety stock will be [*].

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.

D.	LEGO PRODUCT:

Product Name	Native Protein A (PA)
GEHC Article number	N/A
Supplier Article Number

Specification: [*].

Price:

The price on PA will be [*]

INCOTERMS: CIP GEHC Uppsala, but for any Purchase Order less than [*], the parties shall share equally the freight/insurance costs of such shipment subject to the transport invoice.

Lead time (PO):

[*].

Remaining shelf life upon delivery:

[*]

Level of Supplier’s Safety Stock:

[*]

Shelf life:

[*]

Lead Times for Safety Stock Replenishment:

[*]

Special Terms for Lego Product:

a)	Lego Product is delivered as an [*].

b)	Each Purchase Order shall be firm and binding for GEHC and be for [*] of Lego Product.

c)	GEHC will provide the Supplier with [*].

***

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.

GENERAL PRICE TERMS:

Recombinant Products and Native Product:

All prices above are per gram and shall apply for deliveries made in the applicable calendar year.

[*].

In delivery documentation and invoices the stated quantity delivered shall be based on the unit size [*]. For remains achieved during filling the last [*] in each batch the actual quantity in [*] shall be stated on the label, in the delivery note and in the invoice.

Reference samples for the Recombinant Products and the Native Product, covering [*], to be provided to GEHC in the deliveries [*].

Gel Prices:

Throughout the period of the Agreement the below prices are [*].

Protein	Media		SEK/[*]
ZätA*	[	*]	[	*]
	[	*]	[	*]
	[	*]	[	*]

nPA	[	*]	[	*]
	[	*]	[	*]

rPA	[	*]	[	*]
	[	*]	[	*]

Additional charges: Unless otherwise agreed in this Agreement the Prices include all costs relating to the supply of the Products and GEHC shall not be obliged to reimburse the Supplier for any additional charges or any other costs relating to the supply of the Products that are not specified herein or otherwise agreed in writing by the Parties.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.

Specifications

GE Healthcare	ANALYTICAL SPECIFICATION RAW MATERIAL 30-6000-60 Ed. AH

Issued by QA/ Johanna Ejdersund	Approved by R&D/ Philippe Busson	Established by QA/ Kjell Christensson	Valid from 2001-04-15	Supersedes 30-6000-60 Ed. AG	PAGE 1(1)

rProtein A

Code No: 30-600-60, 28-9932-16

1. Packaging instruction	The package shall be suitable for storage of the material.

2. Terms of transportation	At -18°C or below

3. Storage conditions	Preserve in a well-closed container at or below -18°C.

4. Remaining Shelf life	Shelf life is [*] from the date of manufacture.

5. Other name	rPa – GE Healthcare

6. Formula and mass	Theoretical Mr: 34 318 Dalton calculated from amino acid sequence

7. Description

rProtein A is a recombinant engineered form of Staphylococcus aureus Protein A, produced by fermentation of Escherichia coli. The protein is produced with chemicals and materials of non-animal origin.

The product is supplied as a clear, amber frozen liquid free from particulates.

8. Requirements on properties

Characteristic	Tolerance limit	Test method	Remark

1. Visual examination	[*]	45-2006-68

2. IgG-binding activity, %	[*]	04-0008-64

3. Purity by size exclusion chromatography; %	[*]	04-0008-66

4. SDS-PAGE	[*]	04-0008-65

5. Protein concentration (A275): mg/ml)	[*]	04-0048-69

6. Microbial contamination, CFU/ml	[*]	45-2006-39

7. Endotoxin activity EU/mg rProtein A	[*]	45-0306-72

GE and GE monogram are trademarks of General Electric Company.

©1999-2001 General Electric Company – All rights reserved.

GE Healthcare Bio-Sciences AB, General Electric Company

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.

GE Healthcare	ANALYTICAL SPECIFICATION RAW MATERIAL 30-6001-60 Ed. AH

Issued by QA/ Johanna Ejdersund	Approved by R&D/ Herbert Baumann	Established by QA/ Christina Hult-Roos	Valid from 2010-04-29	Supersedes 30-6001-09 Ed. AG	Page 1(1)

nProtein A

Code No: 30-6001-09, -20, -21

1. Packaging instruction	The package shall be suitable for storage of the material.

2. Terms of transportation	At or below -18°C.

3. Storage conditions	Preserve in a well-closed container at or below -18°C.

4. Shelf life	Established shelf life is [*] from the date of manufacture.

5. Formula and mass	Theoretical Mr: 46 762 Dalton calculated from amino acid sequence

6. Description	Protein A is produced from a selected strain of Staphylococcus aureus Protein A. The protein binds to the Fc region of the immunoglobulin G and in some cases to immunoglobulin M and A. The substance is supplied as a clear yellowish or yellow-brown frozen liquid free from particles. The protein is produced with chemicals and materials of non-animal origin.

7. Requirements on properties

Characteristic	Tolerance limit	Test method	Remark

1. Visual examination	[*]	45-2006-68

2. IgG-binding activity, %	[*]	04-0008-64

3. Purity by size exclusion chromatography; %	[*]	04-0008-66

4. SDS-PAGE	[*]	04-0008-65

5. Protein conc (A275): mg/ml)	[*]	45-2006-14

6. Microbial contamination CFU/ml	[*]	45-2006-39

7. Endotoxin activity; EU/ml	[*]	45-0306-72

8. Content of endotoxin B µg/g protein A	[*]	14-0015-63

GE and GE monogram are trademarks of General Electric Company.

©1999-2001 General Electric Company – All rights reserved.

GE Healthcare Bio-Sciences AB, General Electric Company

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.

GE Healthcare	ANALYTICAL SPECIFICATION RAW MATERIAL 14-0037-84 Ed. AD

Issued by QA/ Elb-Jorde	Approved by R&D/ J Daicic	Valid from 2008-08-19	Supersedes 14-0037-84 Ed. AB	Page 1(2)

ZätA protein 905

Code No: 28-4048-76

1. Packaging instruction	The package shall be suitable for storage of the material.

2. Terms of transportation	At or below -18°C.

3. Storage conditions	Preserve in a well-closed container at or below -18°C.

4. Shelf life	Established shelf life is [*] from the date of manufacture. Final shelf life is to be decided by stability studies.

5. Formula and mass	Theoretical Mr: 26 748 Dalton calculated from amino acid sequence

6. Description

ZätA protein is a recombinant protein produced by a Genetically Modified Organism (GMO) in a fermentation process.

The substance is a clear, yellowish frozen liquid free from particulates, supplied in a buffer:

20 mM potassium phosphate

150 mM sodium chloride

2 mM EDTA

pH 7.0

The bulk is to be manufactured according to our Base Method, number 14-0040-44. The protein is produced with chemicals and materials of non-animal origin.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.

GE Healthcare	ANALYTICAL SPECIFICATION RAW MATERIAL 14-0037-84 Ed. AD

Page 2(2)

7. Requirements on properties

Characteristic	Tolerance limit	Test method	Remark

1. Visual examination	[*]	45-2006-68

2. IgG-binding activity, %	[*]	04-0008-64

3. Purity by size exclusion chromatography; %	[*]	04-0008-66

4. SDS-PAGE	[*]	04-0008-65

5. Quantification; mg/ml	[*]	04-0013-21

6. Microbial contamination CFU/ml	[*]	45-2006-39 Ed. AB

7. Endotoxin activity EU/mg ZätA protein	[*]	45-0306-72 Ed. AF

Comment:

GE and GE monogram are trademarks of General Electric Company.

©1999-2001 General Electric Company – All rights reserved.

GE Healthcare Bio-Sciences AB, General Electric Company

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.

Attachment D

Business Terms

1.	Specifications

The Products to be supplied in accordance with the terms of this Agreement are set forth in Products and Prices, Attachment C. A technical specification in relation to a specific Product is referred to as the “Specification” as set forth in Attachment C.

2.	Delivery documentation

With each shipment the Supplier shall deliver the following documents to GEHC: Certificate of Analysis, Packing slip and the Commercial Invoice.

3.	Prices and Payment Terms

a.	Firm Prices. The Prices of the Products are firm for the Term of this Agreement. Prices are quoted excl. VAT and other taxes.

b.	Taxes. Unless prohibited by law, the Supplier will separately indicate on its Invoice any tax that is required to be imposed on the sale of Products.

c.	Payment Terms. GEHC shall settle any undisputed invoices arising under this Agreement [*] ([*]) days after receiving on Invoice prepared in accordance with the terms of this Agreement. Invoices shall be issued upon delivery. All sums to be paid by GEHC under this Agreement shall be in the currency specified in Attachment C. Interest for late payments shall not apply to payments that GEHC contests in good faith and shall in no event exceed applicable statutory interest rate.

d.	[*].

e.	Invoicing requirements. The Supplier’s Invoices shall contain the GEHC Purchase Order number and other such information as may be required by law or requested from time to time by GEHC. Each cost item shall be specified in the invoice. The stated and delivered quantities shall match between the invoice, actual delivery and in the delivery documentation, based on the use of the unit size as specified in Attachment C. Invoices shall be addressed to GEHC or the GEHC affiliate who has placed the purchase order with the Supplier.

f.	[*]

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.

4.	Components and Materials

At GEHC’s option, GEHC may instruct the Supplier to procure or provide all materials and components necessary for the manufacture of the Products from on approved supplier, in which case an approved suppliers list shall be maintained by the Supplier. Any new suppliers selected by the Supplier in connection with the Agreement must be approved by GEHC, whereupon they may be added to such approved suppliers list. Any verified change of cost of raw materials resulting from GEHC’s instruction to change supplier, shall effect the price of the concerned Product in the same proportion as the change of the Supplier’s production cost of the concerned Product.

5.	Additional Suppliers

The Supplier shall, at GEHC’s written request, provide reasonable assistance to GEHC with regard to GEHC’s efforts to have back-up manufacturing solutions in place for the Products (i) by providing GEHC or such designee with copies of all written embodiments of Production Document (ii) by making relevant personnel available within reason for consultation. Supplier may charge GEHC a reasonable fee for such services which shall be subject to agreement prior to initiation.

6.	Forecast and Commitment

a.	Forecasting. [*] ([*]) days before the end of each quarter, GEHC shall submit to the Supplier in writing a [*] month rolling forecast (“Forecast”) broken down by Product ([*]) and into calendar quarters. Supplier shall use the Forecast as the basis for its production planning and shall adjust the Safety Stock according to the new Forecast within the agreed lead times. The Forecast shall reflect GEHC’s best estimate of its need for the Products from the Supplier at the time of the submission, subject to section e) below. If GEHC is unable to provide a timely forecast, GEHC shall upon request be granted an extension of [*] ([*])days from the original Forecast due date. If the Forecast is not submitted at such time then the second quarter from the previous Forecast will be firm and binding on GEHC and the Supplier.

b.	The Forecast. The [*] of every rolling Forecast provided by GEHC for the Recombinant Product and for the Native Product shall be [*] on GEHC and the Supplier. [*]. Upon receipt of the Forecast, Supplier shall notify GEHC if Supplier is unable to deliver according to said Forecast (including any specific quarter) included in the forecast. Supplier agrees to provide such notification to GEHC within [*] days.

c.	General Supply Commitment. The Supplier shall use its best commercial efforts to manufacture and deliver the Recombinant Product and the Native Product within [*]. To ensure this is upheld, the Forecast will be assessed as described in section 14. In the event that the market demand exceeds this volume, GEHC and Supplier will work together and make best efforts to meet the market demand. If the Supplier should be unable to meet GEHC’s requirements in accordance with the forecast or should fail to accept any orders in excess of the forecast within agreed time limits, the Parties agree GEHC shall be released from such part of its purchase commitment that the Supplier is unable to deliver on the requested delivery times

d.	Purchase Commitment Recombinant Product. As a result of this Agreement, the Supplier will become a preferred supplier of GEHC for the Recombinant Products. The Parties have agreed that the annual deliveries shall be at least [*] ([*]) percent of GEHC’s total actual requirements in [*] for the Recombinant Products. For the avoidance of doubt, the annual deliveries of individual Recombinant Products shall not be lower than [*]% of the total annual requirement for any particular Recombinant Product.

The purchase commitment for a Recombinant Product shall start and be calculated at such time the following criteria for the Recombinant Product are met as part of the TT Programs:

a)	[*];

b)	[*]

c)	[*],

d)	[*]

In the event GEHC should fail to fulfill its purchase obligations hereunder it shall immediately notify Supplier of such failure and as its sole liability immediately issue a purchase order for the missing

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.

quantities upon the Supplier’s written request thereto. The Supplier agrees to maintain the equivalent ability to manufacture the Recombinant Product for GEHC.

If the Supplier during a certain [*] is unable to timely supply the Recombinant Product in quantities specified in GEHC’s Forecast, then GEHC’s purchasing commitment for that quarter shall be reduced with a quantity corresponding to the shortfall.

e.	Purchase commitment Native Product. As a result of this Agreement the Supplier will continue to be the supplier of GEHC for the Native Product. The Parties have agreed that the annual deliveries shall be no less than [*]% of GEHC’s total actual requirements in [*] for the Native Product. GEHC reserves the right to develop alternative sources for the Native Product. In the event that such a project is started GEHC agrees to provide the Supplier with at least [*] months notice prior to the commencement of deliveries from an alternative supplier. In such an event the Parties agree to negotiate in good faith acceptable commercial and project management terms.

f.	No further Obligation. Other than as set out in this Section 6, it is the express understanding of the Parties that GEHC shall have no further obligation to purchase Products exclusively from the Supplier or to purchase any further minimum amount of Products, and may use other suppliers for any and all Products, or similar products in accordance with the stipulated terms herein.

7.	Contract Managers and Communication

a.	Contract Manager. Both the Supplier and GEHC will appoint a contract manager to manage their respective obligations under this Agreement, to act as focal points between the two organizations and review progress on a quarterly basis. The contract manager shall be as specified below or such other person as subsequently communicated to the other Party.

GEHC:  [*]

Supplier: [*]

b.	Legal Notices (as set forth in Section 18 in Attachment E).

GEHC:	Björkgatan 3 751 84 Uppsala, Sweden Fax No. [*]

Supplier:	St Lars väg 47, 220 09 Lund Fax No:

c.	Crisis Communication. The Supplier must maintain the ability to contact or receive contact from GEHC on a twenty-four (24) hour per day, seven (7) days per week basis in order to communicate and manage crisis situations that threaten to or interrupt the supply chain.

8.	Insurance

During the term of this Agreement and for [*] thereafter each party undertakes to maintain a comprehensive liability insurance policy, products liability inclusive, at terms and conditions customary to the business. Such insurance shall be for on insured sum of not less than [*] Swedish kroner ([*] SEK) (or the equivalent in USD). Each party shall upon request furnish to the other party a certificate evidencing such insurance.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.

9.	Safety Stock

The Supplier shall keep a Safety Stock at the Supplier’s premises, corresponding to the minimum set inventory values and the replenishment times in Attachment C.

The inventory levels stated in Attachment C shall be based on the latest [*] Forecast distributed by GEHC. In case a new Forecast leads to replenishment actions for the safety stock the Supplier shall use all commercially reasonable efforts to replenish the Safety Stock as soon as practical and always within the agreed lead times set forth in Attachment C.

The Supplier shall provide GEHC with finished goods inventory levels and Safety Stock levels within [*] days upon request from GEHC

10.	Manufacturing Process

All written manufacturing or production documentation and records relating to the Products are defined as “Production Document(s)”

For avoidance of doubt the know how listed in attachments F, G, H and K and the know-how to be generated as part of the TT Programs, are deemed to be Production Documents and shall be the sole property of GEHC and may be only used for the purpose of manufacturing the Products on behalf of GEHC under this Agreement unless otherwise agreed in writing by the Parties. The Supplier shall document and GEHC shall have access to review all required written manufacturing or production records relating to any of the Products and upon request from GEHC, the Supplier is obliged to send GEHC copies of the requested Production Documents

The Supplier shall always keep and maintain the master list of Production Documents generated by the Supplier, initially stated in Attachment K, and the Supplier shall send upon GEHC’s request on update of any of the documents included in the master list of Production Documents.

The approved validation reports for the completion of the tech transfer under the TT programs will act as baseline documents, over the production process for each of the Recombinant Products showing the starting fermentation volume, the yields for each of the process steps and the expected outcome per purification batch, to be used for example as a base in productivity improvement issues.

11.	Business interruption

The Supplier undertakes to keep GEHC informed about any circumstances that might reasonably impact on the Supplier’s ability to supply the Products, timely and in accordance with applicable quality standards, including any plans to close or divest the business relating to all or any of the Products. If such circumstance should arise or may reasonably be possible to arise the Supplier shall immediately inform GEHC and propose a plan on how to mitigate the consequences thereof. The Parties shall then in good faith conduct negotiations concerning the actions to be taken and the costs to avoid or mitigate the risks.

12.	Reports

Reports:

GEHC will provide Supplier within [*] of the close of each [*] period a report of the total quantity of the Recombinant Products purchased by GEHC from all suppliers during the period.

13.	Performance goals

The purpose of the performance goals are primarily for the Supplier to plan the operations at the Supplier’s site and take preventive initiatives so that the set performance goals con be achieved. The results of the Supplier’s performance in below areas should be a port of the business reviews between the two Parties. While the performance goals are targets and non-achievement of such goals shall not be considered as material breach of contract the Supplier agrees to use all commercially reasonable efforts to achieve the performance goals.

Performance goals – as per GEHC:

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.

1. Deliveries within Specification, agreed lead times and quantities; performance goal is [*] according to the terms in Attachment C

2. Number of complaint reports sent to the Supplier by GEHC; performance goal is [*]

3. Business contingency plan audits and GEHC quality audits performed and with the result approved; performance goal is [*]

14.	Business reviews.

The Parties shall preferably meet face to face and perform quality business reviews [*] with focus on quality, delivery, joint cost savings projects, change requests, forecasts.

The agenda for the [*] business review meetings should cover:

i.	Performance goals – as per GEHC

ii.	Forecast/Commitment

iii.	Purchase commitment, both Parties

iv.	Status on change requests and joint savings projects

v.	Any other businesses

15.	Audit

Supplier shall have the right to have an independent third party reasonably acceptable to GEHC, such as one of the global auditing firms, to conduct an annual audit of GEHC’s records to ensure compliance with GEHC’s commitments according to Section 6d (minimum purchase) in said Section of the Agreement.

16.	Supply of GEHC products for the manufacture of Products

During the term of this agreement the Supplier shall have the right to purchase the following products from GEHC at prices stipulated in Attachment C:

Name	Article No:

[*]

Delivery conditions: CIP Lead time: Delivery lead times if Purchase Orders are placed in accordance to lead time schedule in Attachment J

Credit term: [*] days from date of invoice

Order handling: all order shall be submitted to [*] and copy to the Contract Managers, together with a declaration of the intended use for the Products.

The sale of the goods to the Supplier shall be subject to GEHC Conditions of Sale and the terms herein.

The products ordered in accordance with this Section may only be used in the manufacture of the Products for delivery to GEHC or products produced by Supplier under license to third party.

17.	Cell banks

The biological starting material used in the fermentation process originates from the cell banks are kept and owned by GEHC. Such material may only be used in connection with the manufacture of the Products and shall be returned to GEHC, alternatively destroyed upon termination of this agreement for whatever reason, unless otherwise agreed by the parties in writing. Supplier shall not disclose or provide such material to any third parties, unless GEHC has given its prior written consent thereto. The Supplier agrees not to sequence, extract or in any other way use the plasmid, the chromosome or any of the DNA codes present in the cell banks.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.

The Supplier may order starting material at no cost of Supplier according to the following conditions:

a)	Lead time: [*] days, unless otherwise agreed.

b)	Orders: written orders in accordance with form provided by GEHC specifying product, campaign, numbers of vials and requested delivery date. The order will be sent to:

GE Healthcare Bio-Sciences AB

Att: [*]

BL3-2

Björkgatan 30

751 84 UPPSALA

Sweden

tel:  [*]

fax:  [*]

c)	GEHC will confirm order without delay and provide a notice two weeks before the estimated delivery date.

d)	Supplier shall confirm receipt of the cell bank.

e)	Transportation: GEHC will coordinate with the Supplier to ensure appropriate delivery time and arrangements for the cell banks and will arrange and pay for transportation.

Documentation: The cell banks will be accompanied by a Certificate of Analysis in accordance with the documents listed in Attachment F.

f)	The Supplier shall provide GEHC at the beginning of every [*] a report of the total quantity of seed stock for each of the Products as well as the planned consumption of the seed stock for the following [*] ([*]) months. GEHC shall use this information for their internal planning purposes.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.

Attachment E – General Terms and Conditions

ORDER AND SUPPLY

1.	Purchase Orders

1.1	Purchase Order Contents. GEHC shall issue purchase orders to the Supplier stating the quantity and delivery date for Products (a “Purchase Order”) in accordance with the agreed Forecast. The Purchase Orders shall be written and sent through an electronic purchasing system or by fax, e-mail or other agreed method.

1.2	Acceptance of Purchase Order. The Supplier shall be deemed to have accepted a Purchase Order upon receipt from GEHC so long as the terms are consistent with those stated in this Agreement. The Supplier shall confirm compliance with the Purchase Order in writing within [*] ([*]) business days of the receipt of Purchase Order.

2.	Transportation; Title and Risk of Loss

2.1	Unless otherwise agreed, Products shall be delivered according to the Incoterms set out in Attachment C

2.2	If the delivery term agreed in Products and Prices in Attachment C or Purchase Order, if any, is an Incoterm such term of delivery shall be construed according to the edition of Incoterms in force at the Effective Date.

3.	Delivery

3.	The Supplier shall deliver the Products on the date and in quantity set forth in the Purchase Order. The Supplier may only deliver prior to the agreed delivery date with the written consent of GEHC. Deliveries shall not be regarded as completed until the Delivery Documentation stated in Attachment D has been provided.

3.2.	The lead time as specified in Attachment C for the Product shall count from the date of issue of the Purchase Order to receipt of the Products at GEHC premises, including receipt of any agreed documentation, provided that such Purchase Orders are within the Forecast. Orders exceeding the Forecast are dealt with by the Parties in accordance with Exhibit D, Section 6c).

3.3	Supplier shall inform GEHC immediately of any reasonably expected delays. Such information shall be in writing and state the cause of the expected delay and when delivery con be expected. In such cases it is Supplier’s duty to take all reasonable steps to minimise the expected delay. GEHC shall grant Supplier an appropriate extension of delivery dates if any delay in delivery is attributable to GEHC’s failure to deliver any necessary technical documents, materials, information to be supplied by GEHC under this Agreement or by reason of GEHC’s instructions or lock of instructions or for any other reason attributable to GEHC or any third parties for which GEHC is responsible.
3.4	GEHC and Supplier hereby agree that upon Supplier’s delay of delivery of any of the Products the following shall apply: If delivery of Products according to a specific order position has not beer, completed as per the last agreed delivery date for that order position then Supplier shall use best commercial efforts to manufacture and deliver the delayed Products as soon as practically possible. For any such delayed part of the Products. GEHC shall be granted a discount of [*] percent ([*]%) of the agreed purchase price for any part of the order position that is delivered after the last agreed delivery date.

3.5	If Supplier is delayed with [*] ([*]) weeks or more counting from the last agreed delivery date, then GEHC shall have the right to cancel the order position concerned or the delayed part thereof with immediate effect provided such cancellation is made not later than [*] ([*]) business days after the expiration of the [*] ([*]) week period.

3.6	Supplier shall not be responsible for any delay (i) caused by force majeure, (ii) caused by Supplier’s carriers if outside the control of Supplier, (iii) caused by or attributable to GEHC or its carriers or subcontractors, (iv) not attributable to Supplier in connection with applying for, obtaining or presenting the relevant export licenses, or other certificates to be prepared by Supplier according to the terms of this Agreement, or (v) caused by delay of or defects in chromatographic products delivered to Supplier By GEHC.

3.7	The remedies of this Section 3 in relation to delay in delivery caused by Supplier shall be GEHC’s sole remedy in the event of delay, except from the termination rights according to Section 16 below and/or indemnification rights due to the gross negligence or wilful misconduct of Supplier.

4.	Inspection Period

All Products delivered to GEHC by the Supplier must meet the terms and conditions of this Agreement and the related Purchase Order, All Products shall be received subject to GEHC’s acceptance or rejection on or before the end of the Inspection Period. GEHC may reject an entire-order based upon a reasonable sampling of Products. “Inspection Period” means [*] ([*]) business days. Partial or total payment by GEHC for Products under this Agreement prior to the end of the Inspection Period shall not constitute its acceptance thereof, nor shall such payment remove the Supplier’s responsibility for any non-conforming items.

The Supplier acknowledges that GEHC’s inspection of the goods may be based on the review of the Certificate of Analysis issued by the Supplier and that GEHC shall not he prevented from raising any claims under the warranty in

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.

clause 11 after the expiration of the Inspection Period.

5.	Safety Stock

Supplier shall maintain at its’ own cost and risk the safety stock agreed as set forth in Attachment C. The safety stock shall be managed in accordance with first in - first out principle.

6.	Changes to Products

6.1.	GEHC Proposed Changes. GEHC may propose changes to the Specification or the manufacturing method for the Products by submitting the proposed changes to the Supplier in writing. The Supplier agrees to use all commercially reasonable efforts to accommodate any such proposals of GEHC and shall respond in writing to GEHC within [*] ([*]) business days after receipt of such changes with the following information, as applicable: (a) time required to implement proposed changes; (b) impact of proposed changes on pricing of Product; and (c) impact of proposed changes on the lead time of the Product. If the Parties agree on the changes to the Specification they shall amend this Agreement accordingly. If the Parties fail to agree on the amendments to be made to the Agreement to reflect the changes to the Specification the terms in effect prior to commencement of the negotiations shall remain in full farce and effect and the Supplier shall continue to supply the Product to the existing Specification, but GEHC may in such event terminate the Agreement with regard to such Products with at least 6 months notice.

6.2.	Supplier’s Proposed Changes. The Supplier may propose, a change to the Specifications (including, but not limited to, changes which may affect quality, form, fit, function, reliability, regulatory compliance, safety or interface capability with GEHC products) or a change in its manufacturing and or quality control methods (including, but not limited to changes of sources of materials, changes in manufacturing processes or locations, changes in manufacturing formula, specifications, analytical methods] but the Supplier shall not implement such change without the prior written consent of GEHC, which, shall, not be unreasonably withheld. GEHC agrees to respond within [*] ([*]) business days from receipt of notification The Supplier shall make such proposals in writing explaining the reason for the changes and providing reasonable detail sufficient for GEHC to evaluate the proposal. GEHC agrees to use all commercially reasonable efforts to accommodate any such proposals. Upon request of GEHC, the Supplier shall provide samples of the Products manufactured according to the proposed new specification or manufacturing method or quality control method for evaluation purposes. Once the change has been approved by GEHC the Supplier shall update the Production Documents accordingly and shall promptly send updated versions to GEHC.

6.3.	The Parties shall agree on a format for notice of proposed changes.

7.	Packaging and marking

The Supplier shall be responsible for the safe and suitable packaging and labeling of the Products, for complying with the packaging and marking requirements in the Specifications, if any, and all applicable laws and regulations relating to the packaging, marking and transport of the Products.

8.	Health and Safety

8.1.	The Supplier shall use all reasonable efforts to ensure that all information held by or reasonably available to it regarding any changes occurring after the Effective Date with regard to potential hazards known or believed to exist in the transport, handling, or use of any Products and/or performance of any services shall be received by GEHC in writing prior to delivery of the Products and/or performance of the services.

8.2.	Employees, agents and representatives of the Supplier visiting any of GEHC’s sites shall be subject to such safety and security regulations as may be in force on that site.

9.	Business Contingency Planning

9.1.	Business Contingency Plan. Upon GEHC’s request, the Supplier shall provide to GEHC a summary of Suppliers Business Contingency Plan that outlines the Supplier’s internal contingency arrangements to support GEHC continuity of supply if the Supplier or any of the Supplier’s suppliers are unable to provide Products or components to such Products to GEHC.

9.2.	GEHC shall have the right to carry out audits of the Supplier’s Business Contingency Plan on a regular [*] basis with [*] ([*]) days prior notice. Each Party shall bear its own costs during such audits.

10.	Compliance

10.1.	Applicable Laws. The Supplier represents and warrants that its performance under this Agreement and its manufacture of the Products will comply with all applicable laws and regulations, and all conventions and standards issued by relevant authorities and that the Supplier has obtained all applicable permits and licenses necessary to perform its obligations under this Agreement.

10.2.	Assistance. The Supplier shall at GEHC’s request give reasonable assistance necessary to obtain any licenses required by GEHC with respect to the importation, exportation, marketing and use of the Products and provide GEHC with all information in relation to the Products which may be required by any regulatory authority. The Supplier agrees to provide assistance and

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.

support to GEHC as described above and in Section 10.3 - 10.7 below. If such services should go beyond what the Supplier finds reasonable then the Supplier may charge GEHC a reasonable fee for such services provided the Parties agree to it before such services has been conducted.

10.3.	Regulatory Approvals and other Governmental Registrations. GEHC shall be solely responsible for identifying, obtaining, and maintaining at its sole cost and expense all applicable clearances and approvals and approvals that are required for the development, manufacture, or sale of any end products incorporating the Products. The Supplier shall provide GEHC with reasonable support and assistance in obtaining any such approvals, which may include providing test reports and data necessary to meet the country specific regulatory requirements.

10.4.	Regulatory Agency Inquiries. If any other regulatory body with authority over the end products to which the Products form part, provides written notice to the Supplier to inquire about or investigate any Product or conduct any audit or inspection of facilities used for the manufacture, storage or distribution of Products or request any information related to the manufacture of any Product, the Supplier shall give notice thereof to GEHC within one working day of receipt of such contact from the regulatory body.

10.5.	Security Measures. The Supplier agrees that it, if relevant, will adopt industry standard security measures which are consistent with accepted programs including the US Customs-Trade Partnership Against Terrorism (“C-TPAT”), the European Union’s Authorized Economic Operator program and other similar programs where applicable.

10.6.	Export Restrictions. If any Products are subject to export restrictions in the country of manufacture or shipment GEHC shall be solely responsible for any such requirements in connection with the export of the Products. The Supplier shall, if requested by GEHC, support GEHC with information required to establish ECCN and ECN numbers and to obtain export licenses or other certificates or to establish value of US components.

10.7.	Country of Origin. In accordance with GEHC’s request, if required for the sole of Products to GEHC hereunder, the Supplier will mark each Product, and, as appropriate. Product packaging, labels, or invoices with the country of origin for the Product, in accordance with the applicable trade and customs laws. The Supplier will also at the request from GEHC provide reasonable and auditable documentation that establishes the country of origin for a Product and including the raw materials used to manufacture such Product for the whole supply chain, including without limitation, certifications of origin for Products qualifying for NAFTA or EEA preferential duty provisions, as applicable.

10.8.	Personal Data Protection. With regard to personal data received from GEHC, the Supplier agrees (i) not to use it other than for its intended purpose, (ii) not to disclose it to any third parties, and (iii) not to transfer it to any countries outside the European Union, unless GEHC has given its prior written consent thereto. The Supplier shall use appropriate measures to ensure security and confidentiality of GEHC personal data. Supplier shall notify GEHC in the most expedient time possible and without unreasonable delay of any Security Breach involving any GEHC personal data where “Security Breach” is defined as any event involving an actual, potential or threatened compromise of the security, confidentiality or integrity of the data, including but not limited to any unauthorized access or use. GEHC shall have the right to use personal data received from the Supplier in conformity with applicable data protection laws. Upon termination of this Agreement, for whatsoever reason. Supplier shall stop the Processing of GEHC Personal, unless otherwise agreed by GEHC, and these undertakings shall remain in force until such time as Supplier no longer possesses GEHC Personal Data. For the purpose of this provision the definition of “personal data” is that provided in EU Directive 95/46/EC.

WARRANTY, INDEMNIFICATION AND LIABILITY

11.	Warranty

11.1.	Product Warranty. The Supplier represents and warrants that the Products will:

a)	conform strictly to and be manufactured in accordance with the Specifications referred to in Attachment C and the Production Document:

b)	be free from defects in material and workmanship, whether latent or otherwise.

Supplier does not warrant, represent or in any way undertake any warranties of merchantability or fitness for a particular purpose of any Products.

11.2.	Supplier Intellectual Property Warranty. The Supplier represents and warrants as follows: (i) it owns or has the right to use all of its own Process-Related Technology existing as of the Effective Date that it will use to manufacture the Products and to sell the Products to GEHC; and (ii) neither the Supplier’s equipment nor any of its Process-Related Technology used to manufacture the Products infringes or is alleged to infringe any patent or other proprietary right of any other person.

11.3.

GEHC Intellectual Property Warranty. GEHC represents and warrants as follows: (i) GEHC owns or has the right to use and license to Supplier all of its own Product-Related Technology and/or its own Process-Related Technology; and (ii) the Product-Related

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.

Technology and/or Process-Related Technology that it owns or controls does not infringe and is not alleged to infringe any patent or other proprietary right of any other person in connection with manufacture, use or sale of the Products by GEHC and its direct or indirect customers.

11.4.	Execution and Performance of Agreement. The Supplier represents and warrants that it has the full right, power, and authority to enter into and perform its obligations under this Agreement.

11.5.	Survival of Warranties. The Supplier agrees that (i) the warranties set forth in this section shall survive the inspection, acceptance, and use of the Products by GEHC, its distributors and sub-distributors for a period of the shorter of either [*] ([*]) months from completion of delivery of the Purchase Order or the shelf life as specified in Attachment C (“Warranty Period”) and (ii) are in addition to any warranties and remedies to which the Supplier may otherwise agree in writing or which are mandatory by statutory law. The Supplier agrees to extend to GEHC any warranties received from the Supplier’s suppliers. The Supplier warrants Products only as set forth in this Agreement and disclaims all other warranties.

11.6.	Returns. GEHC may return to the Supplier any Product that does not conform to the representations and warranties. Any such Product shall be returned to the Supplier and then once replaced returned to GEHC at Supplier’s expense (including all transportation and insurance). The Supplier will, at its cost, and as soon as reasonably practicable replace the returned Product to bring the Product in conformance with the warranty, and will return the replacement Product as soon as possible, but in any event within thirty (30) days, after receipt of the non-conforming or defective Product. If the Supplier is unable to return the Product within thirty (30) days, the Supplier shall at GEHC’s request provide GEHC a refund as defined in section 11.8 below. In the event of GEHC accepts the refund, this shall be GEHC’s sole remedy with regards to such return.

11.7.	Complaints. Any complaint shall be regarded as having been timely lodged if GEHC notifies the Supplier of the fault at any time during the warranty period. Within [*] weeks after any complaint lodged by GEHC concerning a defective Product the Supplier shall make a reasonably detailed report to GEHC including a root cause analysis and the corrective and preventive action that has been initiated according to the Suppliers standard operating procedure, if warranted by investigation findings.

11.8.	Credits/Refunds. In accordance with this Section 11, the Supplier shall refund GEHC by wire transfer or check for any payment GEHC made with respect to such Product GEHC may elect, at its sole discretion, to take such credit on any open invoices of the Supplier in the place of such refund.

11.9.	Recalls and Field Corrections. If any recall, product withdrawal or field correction of any end product incorporating the Products is required by a governmental agency or by GEHC for safety or efficacy reasons resulting from the supply by the Supplier of any Product not complying with the warranties included in the Agreement then the Supplier shall bear all costs and expenses, including but not limited to the costs and expenses related to such recall or field correction, communications and meetings with all required regulatory agencies, replacement stock, service labor, installation, travel, notifying customers of such recall and any replacement product to be delivered to those same customers, including shipping costs. To the extent that any such recall or field correction is due in part to the negligent or intentional acts or omissions of GEHC, GEHC shall be responsible for such costs and expenses equitably in proportion to its fault.

11.10.	Testing. In the case of disagreement between the Parties concerning the quality of Products delivered and such disagreement relates to the provisions in this Section 11, a sample shall be submitted to an independent laboratory to be agreed upon by the Parties and the report from such laboratory shall finally settle whether or not the delivery has met the specification or not. The cost for the laboratory shall be borne by the failing party.

11.11.	The Parties agree that the product warranty in Section 11.1 shall not apply with regard to Lego Products. Instead the Supplier represents and warrants that the Lego Product has been subject to the preliminary testing specified in Exhibit H and that the results from such test, nor any other circumstances during the manufacture give reason to believe that the Lego Product may not comply with the Specifications. Any complaints concerning Lego Products shall be submitted not later than ninety (90) days after receipt of Certificate of Analysis. In the event of defective Lego Product, which have been used in the production of GEHC prior to receipt of the Certificate of Analysis, the Supplier agrees to compensate GEHC for direct damage and loss, such as loss of contaminated production batches or cleaning costs, up to a total amount of seven and a half million Swedish kroner (7.500.000 SEK] per calendar year. However, the Supplier shall not be liable to the extent it can verify that the Lego Products have been manufactured strictly in accordance with the manufacturing methods described in Exhibit H and that no preliminary test or any other circumstances have given reason to believe that the Lego Product might be defective.

12.	Indemnification

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.

12.1.	Supplier Indemnity. Subject to Section 14 below, the Supplier agrees to defend, indemnify, protect, and hold harmless GEHC and GEHC’s Affiliates, employees, agents, servants, and representatives from and against any and all claims, damages, losses, liabilities, and expenses of whatever nature, arising out of or relating to: (i) the breach by the Supplier of any material term of this Agreement or (ii) any negligent act or omission, or willful misconduct of the Supplier or its agents, employees, or subcontractors. GEHC shall notify the Supplier of any such claim, suit, or proceeding, and Supplier will assist (at the Supplier’s expense) in the defense of the same.

12.2.	GEHC Indemnity. Subject to Section 14 below, GEHC agrees to defend, indemnify, protect, and hold harmless the Supplier and its Affiliates, employees, agents, servants, and representatives from and against any and all claims, damages, losses, liabilities, and expenses of whatever nature, arising out of or relating to: (i) the breach by GEHC of any material term of this Agreement; (ii) any and all damages, losses, costs and expenses (including, without limitation, reasonable attorney’s fees) arising out of or from any and all successful claims, suits, actions or proceedings for bodily injury, death or property damage or any other injury or damage of any kind whatsoever arising out of GEHC’s or its direct or indirect customers’ promotion, distribution, sale or the use of any of the Products, unless such injury or damage is ascribable to Supplier hereunder; or any negligent act or omission, or willful misconduct of GEHC or its agents, employees, or subcontractors. Supplier shall notify GEHC of any such claim, suit, or proceeding, and GEHC will assist (at GEHC expense) in the defense of the same.

12.3.	Intellectual Property Indemnity. Each party agrees to defend, indemnify, protect, and hold harmless the other Party and its affiliates, employees, agents, servants, and representatives from and against any and all claims, damages, losses, liabilities, and expenses of whatever nature, resulting from a breach of its warranties made in Section 11.2 respectively 11.3. If a party has reason to believe that (i) the use of any its Process-Related Technology is enjoined by a court, it will first use best efforts to either procure the necessary licenses to continue manufacturing under the relevant Process-Related Technology or adjust the manufacturing process at its sole-cost to avoid infringing such third party’s intellectual property (provided that such an adjustment can be made without otherwise breaching the Agreement and (ii) if after using best efforts, the first two options are not commercially reasonable, the other party may terminate the Agreement immediately and be entitled to prompt reimbursement of unavoidable costs (hereunder unsold Products) incurred until such termination.

CONFIDENTIALITY AND GE PROPERTY

13.	Confidentiality

13.1.	During the Term of this Agreement and the supply agreements preceding this Agreement, each Party (the “Recipient”) may have received or will receive or have access to certain information of the other Party (the “Discloser”) that is Confidential Information of the Discloser. For purposes of this Agreement, “Confidential Information” shall mean any information disclosed by the Discloser to the Recipient, whether technology-related or business-related, whether furnished before or after the Effective Date and irrespective of the form of communication. All written information must be clearly marked using words such as “confidential” or “proprietary” in order to be treated as Confidential Information, unless of apparent confidential nature. The Recipient will protect the Confidential Information with the same degree of care as the Recipient uses for its own similar information, but no less than a reasonable degree of care. Confidential Information may only be used by those employees, contractors and advisors of the Recipient and its affiliates (“Representatives”) who have a need to know such information for the purposes related to this Agreement and who are bound by equivalent confidentiality obligations, and the Recipient shall inform such Representatives of the confidential nature of such Confidential Information and the obligations of the Recipient hereunder. The Recipient shall be responsible for any breach of this Agreement by it or any Representative to the same extent as though such Representatives were Parties hereto. The Parties acknowledge that trade secrets are deemed Confidential Information to be protected indefinitely. The Parties also agree that all other information, including but not limited to technical information (which is not intellectual property rights) and forecasts disclosed during the Term or prior to the formation of this Agreement are deemed Confidential information to be protected during the term and for a period of [*] ([*]) years thereafter.

13.2.	Exclusions. The undertakings in clause 13.1 shall not apply to information which:

(a)	is publicly available through no fault of the Recipient;

(b)	the Recipient can show by reasonable written record was in his possession at the time of disclosure and which was not acquired directly or indirectly from the Discloser;

(c)	is rightfully received from a third party with no duty of confidentiality;

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.

(d)	has been developed by the Recipient independently of the Confidential Information received from the Discloser; or

(e)	the Recipient notifies the Discloser is required to be disclosed by the Recipient pursuant to a legally enforceable order, direction or other regulation but any disclosure shall only be so far as necessary to give effect thereto.

13.3.	Return of Confidential Information. All Confidential Information supplied to or acquired by each Party and all copies thereof shall be returned to the other Party within [*] ([*]) days after termination of this Agreement. All information consisting of documents, notes and other writings prepared by one Party based on non-public data of the other Party shall be destroyed except for one copy of the Information to be kept in the Recipient’s legal files.

13.4.	Development. The confidentiality terms in this Clause shall not be construed to limit GEHC’s or Suppliers right to independently develop or acquire products without use of the other Parties Confidential information.

13.5.	Restrictions on Use of Design Materials and Know How. During and after the Term the Supplier, unless subject to written agreement between the Parties hereto, shall be prohibited from selling to any third party any Product or equivalent product that is either (i) developed for GEHC under this Agreement; (ii) incorporates any GEHC Confidential Information; or (iii) is specifically designed or configured for use with GEHC’s products using information received or know how developed in connection with this Agreement.

13.6.	Previous undertakings of confidentiality. The Parties agree that the provisions in this Clause 13 shall replace all previous undertakings of confidentiality and shall apply to all Confidential Information whether disclosed in connection with this Agreement or any preceding supply agreement between the Parties concerning any of the Products.

14.	Indirect Loss

In no event shall either Party hereto be liable for any indirect or consequential loss or damage whatsoever in connection with this Agreement.

15.	Technology

15.1.	Definitions.

(a)	“Technology” means any idea, invention, technique, modification, process, or improvement (whether patentable or not), trade secret, industrial design (whether registerable or not), patent, copyright or work of authorship (whether or not copyright protection may be obtained for it), excluding, however, any of the foregoing that is within the public domain.

(b)	“Product-Related Technology” means any Technology owned at any time during the Term (whether owned as of the Effective
Date or thereafter acquired or developed) by either of the ponies that is related directly and solely to the structure of the Products.

(c)	“Process-Related Technology” means any Technology owned at any time during the Term (whether owned as of the Effective Date or thereafter acquired or developed) by either of the parties that is required for the manufacture of the Products.

15.2.	Licenses.

(a)	During the Term and only for the purpose of fulfilling its duties and obligations under the Agreement, GEHC hereby grants to the Supplier a royalty-free and nonexclusive right and license to use any Product-Related Technology or Process-Related Technology owned by GEHC that is necessary or useful to the Supplier for manufacture of the Products. Supplier acknowledges and agrees that no other use shall be mode by the Supplier, its affiliates or authorized contractors of the GEHC Technology without the express written authorization of GEHC.

(b)	After the Term, the Supplier, agrees not to assert any claims whatsoever, whether directly or via its Affiliates, against GEHC, its Affiliates, distributors, customers and contract manufacturers with regard to their possible use of any Process-Related Technology owned by the Supplier that is necessary to GEHC for the manufacture, either directly or through a third party manufacturer, sale, distribution, and use of the Products.

15.3.	Ownership of Technology.

(a)	GEHC Property. All tools, dies, drawings, plans, manufacturing aids, testing or other equipment or materials, and all intellectual property rights in the foregoing, which GEHC furnishes to the Supplier, or which is developed or acquired at GEHC’s expense or at its direction in the performance of work hereunder, shall be GEHC’s property (the “GEHC Property”). The Supplier hereby assigns and agrees to assign to GEHC, all such property. All such GEHC Property shall be safely maintained separate from the Supplier’s property, and marked “Property of General Electric Company.” The Supplier agrees not to substitute any property for GEHC Property and not to use such property except for performance of work hereunder or as authorized in writing by GEHC. The Supplier shall use GEHC Property with all due care, but is held at GEHC’s own risk, and subject to removal by GEHC at its written request.

(b)	GEHC Technology. Including, but not limited to such GEHC Technology listed in Attachment F and G, all GEHC Technology (i) that is provided to the Supplier by and/or on behalf of GEHC or that is used by the

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.

Supplier with respect to the performance of its obligations hereunder and (ii) that was owned by GEHC prior to being provided to the Supplier shall be and remain the property of GEHC. The Supplier shall acquire no right, title or interest in the GEHC Technology as a result of its performance of its obligations hereunder. At GEHC’s request or upon termination or expiration of the Agreement for any reason, the Supplier shall return to GEHC any and all copies of GEHC Technology and remove all copies of such GEHC Technology from the computers and computer networks of the Supplier, save for one copy which may be retained for the purpose of monitoring the Supplier’s compliance with this provision.

(c)	Supplier Technology. All Supplier Technology that is (i) provided to GEHC by and/or on behalf of the Supplier or that is used by the Supplier with respect to the performance of its obligations under the Agreement or (ii) owned by the Supplier prior to the performance of any of its obligations under the Agreement or acquired by the Supplier thereafter shall remain the property of the Supplier. GEHC shall acquire no right, title or interest in any such existing Supplier Technology as a result of the Suppliers performance of its obligations hereunder, except as expressly stated in this Agreement.

(d)	Newly Created Works. All Technology, that is either Product-Related Technology or Process-Related Technology, developed by the Supplier specifically for the Supplier’s manufacture and supply of the Products or otherwise derived from GEHC Technology (collectively, the “Works”) shall also be deemed GEHC Technology and solely owned by GEHC. Such Works shall be considered “works mode for hire” pursuant to the Copyright Act of 1976, as amended, and all intellectual property rights in and to such Works, including any copyright, trade secret and patent rights, shall be solely and exclusively owned by GEHC. The Supplier shall disclose to GEHC in a timely manner any and all Works, and such disclosures by the Supplier shall include a reasonably detailed written description of such Works. To the extent that all applicable intellectual property rights in the Works are not deemed “works made for hire” and transferred and assigned to GEHC by operation of law, the Supplier hereby does and will transfer and assign, and cause its employees and agents to transfer and assign, now and in the future, all right, title and interest in the Works to GEHC. GEHC may transfer such Works to any third party or use the Works for any purpose without further payment to the
Supplier. In the event GEHC decides to file one or more potent applications covering any such Works, the Supplier shall at GEHC’s request and expense assist GEHC in the preparation and prosecution of such patent application(s) and shall execute all documents (and cause its employees or agents to execute all documents) deemed necessary by GEHC for the filing thereof and/or the vesting in GEHC of all title thereto. Such Works shall be deemed GEHC Confidential information under the Agreement.

15.4.	No Rights. The Supplier shall acquire no right, title or interest in any of the trademarks, patents, trade secrets, service marks or copyrights belonging to GEHC. No rights are granted to the Supplier under any GEHC patents, copyrights, trade secrets, or other property rights except as may be expressly agreed to by GEHC in writing. The Supplier shall not use or incorporate into Products any intellectual property of others without their prior written permission.

15.5.	Removal of Marks. The Supplier agrees not to sell, transfer, distribute or otherwise convey any part, component, Product or service bearing or incorporating any GEHC trademark, trade name or service mark, part numbers or other identifiers, including any GEHC packaging, copyrights or code (“GEHC Marks”), to any party other thon to GEHC or any affiliate of GEHC. The Supplier shall not have the right to sell rejected, returned or unpurchased Products to any third parties. The Supplier will defend and indemnify GEHC against any claims, losses, liabilities, costs or expenses that GEHC may incur as a result of the Supplier’s breach of this obligation.

15.6.	Co-operation. The Supplier shall reasonably cooperate with GEHC to secure any intellectual property rights developed under this Agreement by, for example, assisting in the filing and prosecution of patent applications, and executing such documents as GEHC may reasonably request at GE expense.

15.7.	Survival. The obligations under this Clause shall survive the termination of this Agreement.

TERMINATION

16.	Termination

16.1.	This Agreement shall commence on the Effective Date and, subject as hereinafter provided, shall continue in effect until 31 December 2016. Notwithstanding the aforementioned, either party hereto may unilaterally terminate this Agreement, subject to two (2) years prior written notice. 16.2 This Agreement may further be terminated under the following conditions:

a)	Either Party may terminate this Agreement at any time by a notice in writing if the other Party materially defaults in the performance of one or more of its obligations hereunder,

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.

provided that the Agreement shall not be so terminated if the Party in default has cured the default within sixty (60) days after the notice has been given. For the purpose of this provision a) default of payments of any undisputed amounts exceeding [*] Swedish kroner ([*] SEK) and b) breach by the Supplier of any of the quality requirements in Attachment A shall be considered as a material default.

b)	Either party may terminate this Agreement with immediate effect by a notice in writing if the other party shall file a petition in bankruptcy, or shall be adjudicated bankrupt, or shall take advantage of the insolvency law of any state or country, or shall make an assignment for the benefit of creditors, or shall have a receiver, trustee or other court officer appointed for its property.

16.2.	GEHC shall have the right to terminate the Agreement with not less than six (6) months written notice if the Supplier or any of its Affiliates markets or sells any chromatography media products. A chromatography media product means a product that without further processing can be used to separate macromolecules and cells. For avoidance of doubt, a protein ligand shall not be considered as a chromatography media unless immobilized on a bead or other surface.

16.3.	GEHC shall have the right to terminate the Agreement with not less than six months written notice if the control of the Supplier or its protein manufacturing operation is transferred outside of the Novozymes group of companies.

In case of delay with delivery(ies) or defective Products the below Section shall apply instead of the above Section:

16.4.	In the event:

a)	delivery of Product is delayed with more than [*] ([*]) months, or

b)	quality defects in Products, provided Supplier is liable for such defects cf. the Product warranties herein, which GEHC notified Supplier of in writing, have not been corrected within [*] ([*]) months.

c)	material breach by the Supplier of the Supplier Integrity Statement in Attachment B provided such breach may reasonably cause reputational risks for GEHC

– GEHC has the right to terminate the Agreement with immediate effect.

17.	Notices

17.1.	All notices expressly required to be in writing (Legal notices) shall be, if required by either party, in English or at least accompanied by a translation into English, and shall be sufficiently served if delivered by hand (including by courier) or if sent by courier, special delivery, registered mail, or pre-paid air mail or by fax. In all cases notices shall be delivered to the respective
Parties at the addresses specified on the front page of this Agreement.

17.2.	A notice shall be deemed to have been received:

(a)	if delivered by hand, at the time of delivery;

(b)	in the case of special delivery or registered mail, two business days after the date of posting;

(c)	in the case of fax, upon completion of transmission.

17.3.	For the avoidance of doubt, notices under this Agreement may not be served by email, unless the Parties agree at the time of service.

18.	Miscellaneous

18.1.	Independent Contractor. The relationship of the Parties hereunder shall be that of independent contractors. Nothing in this Agreement shall be deemed to create a partnership, joint venture, or similar relationship between the Parties, and no Party shall be deemed to be an agent of the other Party.

18.2.	Subcontractors. None of the obligations to be performed by the Supplier under this Agreement shall be performed by any subcontractor or other third party unless such performance shall have been approved by GEHC in writing.

18.3.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Sweden without giving effect to the conflict of law principles thereof. The United Notions Convention on Contracts for International Sales of Goods shall not apply to this Agreement.

18.4.	Arbitration. The Parties will attempt to resolve any dispute, controversy or claim relating to this Agreement through good faith negotiations within [*] ([*]) days, failing which the dispute shall be finally settled by arbitration in accordance with the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce. The proceedings shall be held in the English language, if required by any of the Parties. The seat of the arbitration shall be Stockholm. The language of the arbitration shall be English, if requested by either Party. The cost of the arbitration will be shared equally by the Parties. The arbitrator will have the authority to apportion liability between the Parties, but will not have the authority to award any damages or remedies not available under the express terms of this Agreement. With regards to any action for breach of confidentiality or intellectual property obligations, nothing in this section shall preclude either party from seeking interim equitable relief but such request shall not be deemed a waiver of the obligation to arbitrate hereunder.

18.5.	Force Majeure.

(a)

The obligations of either Party hereunder shall be excused or suspended to the extent performance is prevented or delayed by any future condition, which (i) is beyond the reasonable control, and without the fault or negligence, of the Party affected thereby.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.

(ii) was not foreseeable by such Party at the time this Agreement was entered into, and (iii) could not have been prevented by such Party taking reasonable steps. Such conditions shall include, but not be limited to, war mobilization, riots, fire, explosion, flood, insurrection, embargo, currency restriction, and acts or omissions of governments in their sovereign capacity.

(b)	The Party invoking relief hereunder, shall, within seven (7) days after commencement of the event of force majeure, give written notice thereof and of the anticipated consequences thereof, to the other Party.

(c)	In the event of any case of force majeure, the Party affected thereby shall take all reasonable measures to mitigate and minimize the effect of such case, and to resume as promptly as possible the diligent performance of its obligations under this Agreement, however GEHC shall be permitted during such time to acquire substitute or replacement items from one or more alternative sources. If the delay lasts more than thirty (30) days GEHC may terminate this Agreement and any applicable Purchase Orders.

(d)	Notwithstanding anything in this Agreement to the contrary, no delay or failure of a Party to perform its obligations hereunder shall be excused if and to the extent that it is caused by labour problems of such Party, its subcontractors’ and/or its suppliers such as strikes.

18.6.	Assignment. This Agreement is personal to the Parties and no Party shall without the prior written consent of the other Party, assign this Agreement or any part of it Any such action shall be declared null and void. No Party shall sub-contract or delegate in any manner any or all of its obligations under this Agreement to a third party or agent without the other Party’s consent. Notwithstanding the foregoing, GEHC may assign its rights and obligations under this Agreement without the Supplier’s consent to an affiliate and in conjunction with the transfer of all or substantially all of its business or that part to which this Agreement relates. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective heirs, successors, and permitted assigns. The Supplier may not assign this Agreement to any third parties unless GEHC gives its written consent thereto in writing.

18.7.	Publicity. The Supplier shall not issue any press release or announcement with regard to this Agreement, nor use any of GEHC’s products or its name or trademarks in promotional activity, unless otherwise agreed.

18.8.	Amendment; Waiver; Survival. This Agreement may be modified only by a writing signed by both Parties. Any failure to enforce any provision of this Agreement is not a waiver of that provision or of either Party’s right to later enforce each and every provision. The terms of this Agreement that by their nature are intended to survive its expiration will continue in full force and effect after its expiration,

18.9.	Severability. If any provision of this Agreement is determined to be legally unenforceable or invalid, it shall not affect the validity or enforceability of the remainder of the Agreement, and the remaining provisions will continue in full force and effect. The Parties will substitute a provision that most closely approximates the economic intent of the invalid provision.

18.10.	Battle of Forms. This Agreement contains the entire agreement and understanding of the Parties and supersedes all prior agreements, understandings or arrangements (both oral and written) relating to the subject matter of this Agreement. For the avoidance of doubt, the Contract Manufacturing and Purchasing Agreement between the Parties effective September 1, 2005, as amended, is hereby terminated. Any Orders placed under this Agreement shall be solely governed by the terms and conditions of this Agreement. No general terms and conditions of either Party referred to in purchase orders, order confirmations or elsewhere shall apply, unless expressly agreed in writing.

18.11.	Affiliate. For the purposes of this Agreement, an Affiliate of a party shall mean any company controlled by or under common control with the relevant party where “control” means direct or indirect ownership of at least 50 percent of the voting stock or interest in a company or control of the composition of the board of directors,

18.12.	Interpretation. In this Agreement, reference to a clause, section or Attachment are, except where otherwise stated, a reference to an Attachment of this Agreement and a clause or section of the relevant Attachment. Clause, section or Attachment headings in this Agreement and any descriptive notes in brackets are for convenience only and shall not affect the construction or interpretation of this Agreement. References to the words “include(s)” or “including” shall be construed without limitation to the generality of the preceding words. Unless the context otherwise requires, references to the singular include the plural and vice versa, references to any gender include all other genders and references to “persons” shall include individuals, bodies corporate, unincorporated associations, businesses and partnerships. Any reference to a day shall be to a calendar day unless specified otherwise. Any reference to a Business Day shall mean any day which is not a Saturday, Sunday or public holiday in the country in which GEHC or its relevant Affiliate or the Supplier is located unless specified otherwise.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.

Attachment F

GE Technology

Production know-how covering [*] with regard to rPA and ZätA protein, in particular as described in the following documentation.

Documentation – title	GEHC Doc No. (when applicable)

rPA
[*]

ZätA
[*]

For avoidance of doubt, the above is not an exhaustive list of GE Technology, but describes certain key elements of the manufacturing process and test methods relating to the Products.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.

Attachment G.

GE Technology

Production know-how covering [*] with regard to Native Product, in particular as described in the following documentation.

Documentation – title	Doc No
[*]	·

For avoidance of doubt, the above is not an exhaustive list of GE Technology, but describes certain key elements of the manufacturing process and test methods relating to the Products.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.

Attachment H.

GE Technology

Production know-how covering [*] with regard to Lego Product, in particular as described in the following documentation.

Documentation – title	Doc No

[*]

For avoidance of doubt, the above is not an exhaustive list of GE Technology, but describes certain key elements of the manufacturing process and test methods relating to the Products.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.

Attachment I

GEHC initial [*] rolling forecast starting from effective date

	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]
Zäta ([*])	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]
nPA ([*])	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]
rPA ([*])	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.

Attachment J

Lead time schedule

[*]

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.

Attachment K: Production Documents generated by the Supplier

The below listed documents represent the top documents in hierarchical document structure and will thus in itself reference to all relevant documents for the Supplier’s production of the respective Products.

The specific documents are:

NZ Doc No	Title
[*]

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.

Attachment L: TT Programs

A.	rPA

1.	The Parties shall use their respective best efforts to complete the TT Programs without undue delay. The aim with the TT Programs is to transfer GEHC’s manufacturing know-how needed to manufacture the rPA.

2.	The TT Programs consists of the following main activities:

1.	Transfer of analytical and production methods

2.	Implementation, including validation of equipment and raw materials

3.	Validation of process and finished product

4.	Customer approval

On the effective date of this Agreement points 1. and 2. above have been completed, and points 3. and 4. are pending.

3.	Each party will bear its own costs as a general principle. GEHC will pay for any productive material (material validated for use in GEHC production of final products) according to the agreed prices herein.

4.	In case the process does not perform as expected the parties shall in good faith negotiate the cost for the further development needed.

5.	GEHC shall supply Supplier with full documentation of the process and analytical methods including existing validation reports, provided GEHC is allowed to disclose such documentation considering any third party confidentiality obligations.

6.	Approved product from the validation batches performed at Supplier shall be bought by GEHC according to the terms and conditions of this Agreement.

B.	Zäta

1.	The Parties shall use their respective best efforts to complete the TT Programs without undue delay. The aim with the TT Programs is to transfer GEHC’s manufacturing know-how needed to manufacture the Zäta.

2.	The TT Programs consists of the following main activities:

1.	Transfer of analytical and production methods

2.	Implementation including validation of equipment and raw materials

3.	Validation of process and finished product

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.

4.	Customer approval

On the effective date of this Agreement points 1. to 3. have been completed, and point 4. is pending.

3.	Each party will bear its own costs as a general principle. GEHC will pay for any productive material (material validated for use in GEHC production of final products) according to agreed prices herein.

4.	In case the process does not perform as expected the parties shall in good faith negotiate the cost for the development needed.

5.	GEHC shall supply Supplier with full documentation of the process and analytical methods including existing validation reports, provided GEHC is allowed to disclose such documentation considering any third party confidentiality obligations.

6.	Approved product from the validation batches performed at Supplier shall be bought by GEHC according to the terms and conditions of this agreement.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.